Exhibit 3.7(a)

ARTICLES OF INCORPORATION

OF

CASH UNLIMITED OF ARIZONA, INC.

[SEAL]

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day associated ourselves together for the purpose of forming a corporation under and pursuant to the laws of the State of Arizona, and for that purpose hereby adopt the following Articles of Incorporation:

ARTICLE I

The name of the corporation is Cash Unlimited of Arizona, Inc.

ARTICLE II

The total number of shares which the corporation shall have authority to issue is 10,000, all shares shall be of common stock, and all shares shall be without par value.

ARTICLE III

The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time. The business which the corporation initially intends to conduct includes services such as, but not limited to, cashing of checks and issuing money orders.

ARTICLE IV

The initial Board of Directors shall consist of two (2) Directors. The persons who are to serve as Directors until the first annual meeting of Shareholders or until their successors are elected and qualify are:

Gary Cruse

6336 East Joan De Arc

Scottsdale, Arizona 85254

Deborah Cruse

6336 East Joan De Arc

Scottsdale, Arizona 85254

The minimum and maximum number of Directors who shall from time to time serve the corporation shall be set forth in the Bylaws of the corporation.

ARTICLE V

The name and address of the initial statutory agent of the corporation is Teresa H. Foster, whose address is 2111 East Highland Avenue, Suite 355, Phoenix, Arizona 85016, and who has been a bond fide resident of the State of Arizona for more than three (3) years.

ARTICLE VI

The street address of the corporation shall be 9022 North 19th Avenue, Phoenix, Arizona 85021.

ARTICLE VII

The incorporators of the corporation are:

Gary Cruse

6336 East Joan De Arc

Scottsdale, Arizona 85254

Deborah Cruse

6336 East Joan De Arc

Scottsdale, Arizona 85254

All powers, duties and responsibility of the Incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporation Commission for filing.

ARTICLE VIII

This corporation shall indemnify, to the maximum extent from time to time permitted by applicable laws, any person who incurs liability or expense by reason of such person acting as an officer, director, employee, or agent of this corporation. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

ARTICLE VIX

The private property of the Shareholders shall be exempt from all corporate debts of any kind whatsoever.

IN WITNESS WHEREOF, we, the undersigned, have hereunto signed our names this 16th day of January, 1996.

/s/ Gary Cruse
Gary Cruse

/s/ Deborah Cruse
Deborah Cruse

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before as this 16th day of January, 1996, by Gary Cruse and Deborah Cruse.

/s/ [illegible]
Notary Public

My Commission Expires:

1-1-2000

[SEAL]

I, Teresa H. Foster, having been designated to act as Statutory Agent, hereby consent to act in that capacity until removal or resignation is submitted in accordance with the Arizona Revised Statutes.

/s/ Teresa H. Foster
Teresa H. Foster, Statutory Agent